EXHIBIT 99.1

Greatbatch, Inc. Reports 2015 First Quarter Results

FRISCO, Texas, April 30, 2015 (GLOBE NEWSWIRE) -- Greatbatch, Inc. (NYSE:GB), today announced results for its first quarter ended April 3, 2015.

	Three Months Ended
	April 3,	April 4,	%
(Dollars in thousands, except per share data)	2015	2014	Change
Sales	$ 161,320	$ 174,281	(7)%
Organic Constant Currency Sales Growth	(7)%	17%

GAAP Operating Income	$ 9,389	$ 22,524	(58)%
GAAP Operating Income as % of Sales	5.8%	12.9%

Adjusted Operating Income*	$ 17,244	$ 22,310	(23)%
Adjusted Operating Income as % of Sales	10.7%	12.8%

GAAP Diluted EPS	$ 0.31	$ 0.58	(47)%
Adjusted Diluted EPS*	$ 0.54	$ 0.54	—%

Adjusted EBITDA*	$ 26,422	$ 31,562	(16)%
Adjusted EBITDA as a % Sales	16.4%	18.1%

* Refer to Tables A, B and C at the end of this release for a reconciliation of adjusted amounts to GAAP.

CEO Comments

"Our first quarter results are in-line with our expectations given the anticipated lower sales volume compared to first quarter 2014, and a $4 million negative currency impact in the quarter," said Thomas J. Hook, president and CEO of Greatbatch. "Despite this slower start to the year, we are confident in our strategy and have line-of-sight with new customers and new product introductions that are expected to provide strong performance in the second half of the year. Our overarching goal as a company is to drive profitable growth by leveraging our long-term agreements with our customers for our core products, continuing to expand our margins through operational excellence, pursuing targeted M&A activities and advancing our medical device strategy. During the quarter we continued to move this strategy forward, which included initiating a proposed tax-free spin-off of Algostim, LLC. We will provide additional information on this proposed spin-off during our first quarter earnings conference call."

CFO Comments

"Partially offsetting our lower sales was an 18% constant currency increase in our orthopaedics product line," said Michael Dinkins, executive vice president and CFO. "Manufacturing productivity was also consistent with our expectations given the effects of the unfavorable mix of products and lower volume. The integration of CCC Medical Devices capabilities and customers into our organization continues as planned and was slightly accretive to earnings during the quarter."

"We are maintaining our 2015 revenue and adjusted diluted EPS guidance ranges for the year. This guidance includes the impact of Algostim as if we will continue to run it through the end of the year. We are excluding deal related costs for the spin-off which is estimated to be $8 million to $12 million," concluded Dinkins.

First Quarter Results

First quarter 2015 sales of $161.3 million decreased 7% on both an as-reported and on an organic constant currency basis in comparison to the prior year period. Sales for the first quarter of 2015 include $3.9 million from CCC Medical Devices, which was acquired in August 2014, as well as the impact from foreign currency exchange rate fluctuations, which reduced first quarter sales by approximately $4 million in comparison to the prior year primarily due to the strengthening dollar versus the Euro. The organic constant currency sales decrease in comparison to the prior year period was primarily the result of a tough comparable versus the first quarter of 2014, approximately $5 million of impact from end of life products in our cardiac product line, as well as continued weakness in our portable medical product line. Partially offsetting these increases was an 18% constant currency increase in orthopaedic revenue due to market growth, new customer wins, and the benefits from our investments in capacity and capabilities at our Chaumont, France facility.

Gross profit of $52.4 million for the first quarter of 2015 decreased $5.2 million or 9% in comparison to the prior year period. Similarly, gross profit as a percentage of sales decreased 50 basis points to 32.5% in comparison to the first quarter of 2014. These decreases were primarily a result of the lower sales volume during the quarter, as well as a higher sales mix of lower margin products and the impact of contractual price concessions granted to our customers in exchange for long-term agreements.

Selling, general and administrative ("SG&A") expenses for the first quarter of 2015 increased $0.9 million or 4% in comparison to the prior year period. This increase is primarily attributable to the acquisition of CCC Medical Devices, which added $0.7 million of SG&A costs, as well as higher general and administrative expenses, and legal fees, which includes intellectual property related costs. The impact of these increases was partially offset by lower performance-based compensation, which reflects the lower revenue and adjusted operating income during the quarter.

Net research, development and engineering ("RD&E") costs for the 2015 first quarter decreased $1.0 million or 7% in comparison to the prior year period. This decrease in expenses was primarily due to lower design verification testing ("DVT") costs incurred in connection with the development of our Algovita Spinal Cord Stimulation ("SCS") system, as well as lower performance-based compensation. This reduction in expenses was partially offset by lower customer cost reimbursements due to the timing of the achievement of milestones related to development projects, as well as the expiration of certain government grants in the second half of 2014.

GAAP operating income for the first quarter of 2015 decreased 58% to $9.4 million. This decrease was primarily due to lower gross profit and an increase in consolidation and optimization costs, which are included in other operating expenses, net. Adjusted operating income, which excludes these consolidation and optimization costs, decreased $5.1 million, or 23%, to $17.2 million. Refer to Table A at the end of this release for a reconciliation of adjusted operating income to GAAP operating income and the "Use of Non-GAAP Financial Information" section below.

The 2015 first quarter GAAP effective tax rate was 18.5% compared to 32.4% for the same period of 2014. This decrease was primarily attributable to $0.8 million of discrete tax items recorded during the 2015 first quarter, due to the settlement of tax audits, as well as higher income in lower tax rate jurisdictions. The 2015 and 2014 first quarter GAAP effective tax rates do not include the benefit of the Federal R&D tax credit, but we assume the benefit of this credit when calculating our adjusted diluted EPS. If enacted, the R&D tax credit would benefit the current year GAAP provision for income taxes by approximately $1.6 million or $400 thousand per quarter and would be recognized in the quarter the legislation is enacted.

GAAP and adjusted diluted EPS for the first quarter of 2015 were $0.31 and $0.54, respectively, compared to $0.58 and $0.54 for the first quarter of 2014. Refer to Table B at the end of this release for a reconciliation of adjusted net income to GAAP net income and the "Use of Non-GAAP Financial Information" section below.

Cash flows provided by operating activities for the first quarter of 2015 of $7.3 million increased 5% in comparison to the first quarter of 2014. This quarter over quarter increase was primarily due to lower working capital levels partially offset by lower net income. Our first quarter 2015 capital expenditures were $15.4 million compared to prior year first quarter capital expenditures of $6.0 million primarily due to our investments in capacity and capabilities including transferring our portable medical product manufacturing to a new facility in Tijuana Mexico. During the first quarter of 2015, we repaid $2.5 million of our long-term debt.

Product Line Sales

The following table summarizes the Company's sales by major product lines (dollars in thousands):

	Three Months Ended
Product Line	April 3, 2015	April 4, 2014	Change
Greatbatch Medical
Cardiac/Neuromodulation	$ 76,273	$ 86,780	(12)%
Orthopaedic	38,971	36,431	7%
Portable Medical	13,667	19,203	(29)%
Vascular	10,356	13,050	(21)%
Energy, Military, Environmental	17,710	18,131	(2)%
Total Greatbatch Medical	156,977	173,595	(10)%
QiG	5,047	686	636%
Elimination of Intersegment Sales*	(704)	—	NA
Total Sales	$ 161,320	$ 174,281	(7)%

Organic Constant Currency Sales Growth	(7)%	17%
Orthopaedic Organic Constant Currency Sales Growth	18%	20%
Greatbatch Medical Constant Currency Sales Growth	(7)%	17%
QiG Organic Constant Currency Sales Growth	71%	7%

* Intersegment sales between Greatbatch Medical and QiG are eliminated in consolidation and are included in Greatbatch Medical's cardiac and neuromodulation product line.

Product Line Sales Highlights

Cardiac and neuromodulation revenue for the first quarter of 2015 declined 12% in comparison to the prior year first quarter. This decrease reflects the tough comparable versus the first quarter of 2014, which was a record quarter for cardiac and neuromodulation revenue, approximately $5 million of impact from end of life products in our cardiac product line, and the timing of customer inventory builds and product launches. These headwinds during the quarter were partially offset by new product introductions, which increased medical battery sales by $1.8 million in comparison to the prior year. Growth in our cardiac/neuromodulation product line for the next several quarters will continue to be negatively impacted by the end of life on these two legacy products, as well as continued pressure from our customer's cost reduction initiatives. We expect we will be able to mitigate these headwinds through growth from new products, as well as current and projected product development opportunities with our cardiac/neuromodulation customers.

Orthopaedic sales for the first quarter of 2015 increased 7% on an as-reported basis and 18% on an organic constant currency basis in comparison to the prior year first quarter. Foreign currency exchange rate fluctuations reduced first quarter orthopaedic sales by approximately $4 million in comparison to the prior year primarily due to the strengthening dollar versus the Euro. This increase in orthopaedic revenue is due to market growth, new customer wins, and the benefits from our investments in capacity and capabilities at our Chaumont, France facility. Foreign currency exchange rate fluctuations are expected to be a headwind for the next several quarters.

Portable medical sales for the first quarter of 2015 declined 29% in comparison to the prior year first quarter. We are refocusing our product line offerings in the portable medical space to products that have higher profitability. Correspondingly, we have discontinued or reduced volumes in certain of our lower margin products, which is expected to continue to negatively impact our sales through the first half of 2015. As part of our investment in capacity and capabilities and to better align our resources, during the second quarter of 2014, we announced plans to transfer our portable medical operations into a new facility located in Tijuana, Mexico. We expect year over-year comparisons to moderate as the year progresses and expect this product line to resume growth in the fourth quarter of 2015.

Vascular sales for the first quarter of 2015 declined $2.7 million or 21% in comparison to the prior year first quarter primarily due to customer inventory management and lower customer volumes. We expect this trend to continue in the second quarter of 2015 as customers work-off their excess inventory and the tough comparable versus the prior year.

QiG revenue for the first quarter of 2015 increased $4.4 million in comparison to the prior year first quarter. Sales for the first quarter of 2015 include $3.9 million from CCC Medical Devices, which was acquired in August 2014. On an organic constant currency basis, QiG revenue for the first quarter of 2015 increased $0.5 million or 71% due to new product launches including a limited release of our Algovita SCS system in Europe.

Financial Guidance
We are estimating the following for 2015:

Sales	$715 - $730 million

GAAP Operating Income as a % of Sales	10.7% - 11.0%
Adjusted Operating Income as a % of Sales	13.7% - 14.0%

Capital Expenditures	$40 - $50 million

GAAP Effective Tax Rate	~25%
Adjusted Effective Tax Rate	~26%

GAAP Diluted EPS	$2.02 - $2.12
Adjusted Diluted EPS	$2.61 - $2.71
Diluted Weighted Average Shares	26,500,000

Adjusted operating income for 2015 is expected to consist of GAAP operating income excluding items such as acquisition, consolidation, integration, and asset disposition/write-down charges totaling approximately $22 million. The after tax impact of these items is estimated to be $14 million or approximately $0.53 per diluted share. Adjusted diluted EPS also includes the benefit of the Federal R&D tax credit of approximately $0.06 per diluted share which has not yet been enacted for 2015. This guidance includes the impact of Algostim as if we will continue to run it through the end of the year. We have not adjusted our guidance for deal related costs for the proposed spin-off, which is estimated to be $8 million to $12 million.

Conference Call

The Company will host a conference call on Thursday, April 30, 2015 at 5:00 p.m. E.T. to discuss these results. The scheduled conference call will be webcast live and is accessible through the Company's website at www.greatbatch.com or by dialing 866-953-6860 and the participant passcode is 70596348. An audio replay will also be available beginning from 9:00 p.m. E.T. on April 30, 2015 until May 7, 2015. To access the replay, dial 888-286-8010 and enter the pass code 72045277.

About Greatbatch, Inc.

Greatbatch, Inc. (NYSE:GB) provides top-quality technologies to industries that depend on reliable, long-lasting performance through its brands Greatbatch Medical, Electrochem and QiG Group. The company develops and manufactures critical medical device technologies for the cardiac, neuromodulation, vascular and orthopaedic markets; and batteries for high-end niche applications in the portable medical, energy, military, and environmental markets. Additional information is available at www.greatbatch.com.

Use of Non-GAAP Financial Information

In addition to our results reported in accordance with generally accepted accounting principles ("GAAP"), we provide adjusted operating income and margin, adjusted net income, adjusted earnings per diluted share, adjusted EBITDA and organic constant currency sales growth rates. These adjusted amounts, other than adjusted EBITDA and organic constant currency sales growth rates, consist of GAAP amounts adjusted for the following to the extent occurring during the period: (i) acquisition-related charges, (ii) facility consolidation, optimization, manufacturing transfer and system integration charges, (iii) asset write-down and disposition charges, (iv) charges in connection with corporate realignments or a reduction in force (v) litigation charges and gains, (vi) the impact of certain non-cash charges to interest expense, (vii) unusual or infrequently occurring items, (viii) gain/loss on the sale of investments, (ix) the income tax (benefit) related to these adjustments and (x) certain tax items related to the Federal R&D Tax Credit which are outside the normal benefit received. Adjusted earnings per diluted share were calculated by dividing adjusted net income by diluted weighted average shares outstanding. Adjusted EBITDA consists of adjusted operating income plus GAAP depreciation and amortization less adjustments included in GAAP depreciation and amortization already excluded from adjusted operating income. To calculate organic constant currency sales growth rates, which exclude the impact of changes in foreign currency exchange rates, as well as the impact of any acquisitions or divestitures of product lines on sales growth rates, we convert current period sales from local currency to U.S. dollars using the previous periods' foreign currency exchange rates and exclude the amount of sales acquired/divested during the period from the current/previous period amounts, respectively. We believe that the presentation of adjusted operating income and margin, adjusted net income, adjusted diluted earnings per share, adjusted EBITDA and organic constant currency sales growth rates provides important supplemental information to management and investors seeking to understand the financial and business trends relating to our financial condition and results of operations.

Forward-Looking Statements

Some of the statements contained in this press release and other written and oral statements made from time to time by us and our representatives are not statements of historical or current fact. As such, they are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these forward-looking statements on our current expectations, and these statements are subject to known and unknown risks, uncertainties and assumptions. Forward-looking statements include statements relating to:

  future sales, expenses and profitability;
  future development and expected growth of our business and industry;
  our ability to execute our business model and our business strategy;
  our ability to identify trends within our industries and to offer products and services that meet the changing needs of those markets; and
  projected capital expenditures.

You can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or "variations" or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially from those stated or implied by these forward-looking statements. In evaluating these statements and our prospects, you should carefully consider the factors set forth below. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary factors and to others contained throughout this report. We are under no duty to update any of the forward-looking statements after the date of this release or to conform these statements to actual results.

Although it is not possible to create a comprehensive list of all factors that may cause actual results to differ from the results expressed or implied by our forward-looking statements or that may affect our future results, some of these factors include the following: our dependence upon a limited number of customers; customer ordering patterns; product obsolescence; our inability to market current or future products; pricing pressure from customers; our ability to timely and successfully implement cost reduction and plant consolidation initiatives; our reliance on third party suppliers for raw materials, products and subcomponents; fluctuating operating results; our inability to maintain high quality standards for our products; challenges to our intellectual property rights; product liability claims; product field actions or recalls; our inability to successfully consummate and integrate acquisitions and to realize synergies and to operate these acquired businesses in accordance with expectations; our unsuccessful expansion into new markets; our failure to develop new products including system and device products; the timing, progress and ultimate success of pending regulatory actions and approvals, including with respect to our Algovita SCS; risks associated with the proposed spin-off of Algostim, LLC including our ability to execute the spin-off successfully, the timing and taxable nature of the spin-off, and the performance of Algostim, LLC post spin-off; our inability to obtain licenses to key technology; regulatory changes, including Health Care Reform, or consolidation in the healthcare industry; global economic factors including currency exchange rates and interest rates; the resolution of various legal actions brought against the Company; and other risks and uncertainties that arise from time to time and are described in Item 1A "Risk Factors" of the Company's Annual Report on Form 10-K and in other periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

Table A: Operating Income Reconciliation

	Three Months Ended
	Greatbatch Medical		QiG		Unallocated		Total
	April 3,	April 4,	April 3,	April 4,	April 3,	April 4,	April 3,	April 4,
(dollars in thousands)	2015	2014	2015	2014	2015	2014	2015	2014
Sales	$ 156,977	$ 173,595	$ 5,047	$ 686	$ (704)	$ —	$ 161,320	$ 174,281

Operating income (loss) as reported	$ 21,753	$ 35,128	$ (5,450)	$ (5,913)	$ (6,914)	$ (6,691)	$ 9,389	$ 22,524
Adjustments:
Consolidation and optimization (income) expenses	6,771	(927)	157	27	—	685	6,928	(215)
Acquisition and integration (income) expenses	—	—	44	(430)	22	2	66	(428)
Asset dispositions, severance and other	116	428	232	—	513	1	861	429
Adjusted operating income (loss)	$ 28,640	$ 34,629	$ (5,017)	$ (6,316)	$ (6,379)	$ (6,003)	$ 17,244	$ 22,310
Adjusted operating margin	18.2%	19.9%	N/A	N/A	N/A	N/A	10.7%	12.8%

Table B: Net Income and Diluted EPS Reconciliation

	Three Months Ended
	April 3,		April 4,
	2015		2014
		Per		Per
	Net	Diluted	Net	Diluted
(in thousands except per share amounts)	Income	Share	Income	Share
Net income as reported	$ 8,008	$ 0.31	$ 14,922	$ 0.58
Adjustments:
Consolidation and optimization (income) expenses(a)	5,387	0.21	(964)	(0.04)
Acquisition and integration (income) expenses(a)	46	—	(278)	(0.01)
Asset dispositions, severance and other(a)	585	0.02	279	0.01
(Gain) loss on cost and equity method investments, net(a)(b)	(324)	(0.01)	(534)	(0.02)
R&D Tax Credit(c)	400	0.02	400	0.02
Adjusted net income and diluted EPS(d)	$ 14,102	$ 0.54	$ 13,825	$ 0.54
Adjusted diluted weighted average shares	26,219		25,694

(a) Net of tax amounts computed using a 35% U.S., Mexico, and France statutory tax rate, a 25% Uruguay statutory tax rate and a 0% tax rate for Swiss adjustments.
(b) Pre-tax amount is a gain of $0.5 million and $0.8 million for the 2015 and 2014 periods, respectively.
(c) The Federal R&D tax credit has not yet been extended for 2015. The 2014 Federal R&D tax credit was enacted in the fourth quarter of 2014. Amounts assume that the tax credit was effective at the beginning of the year for 2015 and 2014.
(d) The per share data in this table has been rounded to the nearest $0.01 and therefore may not sum to the total.

Table C: Adjusted EBITDA Reconciliation

	Three Months Ended
	April 3,	April 4,
(dollars in thousands)	2015	2014
Sales	$ 161,320	$ 174,281

Adjusted operating income*	$ 17,244	$ 22,310

Add: Depreciation and amortization	9,178	9,252
Adjusted EBITDA	$ 26,422	$ 31,562
Adjusted EBITDA as a % of sales	16.4%	18.1%

* Refer to Table A for a reconciliation of adjusted amounts to GAAP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - Unaudited
(in thousands except per share data)

	Three Months Ended
	April 3,	April 4,
	2015	2014
Sales	$ 161,320	$ 174,281
Cost of sales	108,922	116,685
Gross profit	52,398	57,596
Operating expenses:
Selling, general and administrative expenses	22,609	21,755
Research, development and engineering costs, net	12,545	13,531
Other operating expenses, net	7,855	(214)
Total operating expenses	43,009	35,072
Operating income	9,389	22,524
Interest expense	1,120	1,084
Other income, net	(1,551)	(621)
Income before provision for income taxes	9,820	22,061
Provision for income taxes	1,812	7,139
Net income	$ 8,008	$ 14,922

Earnings per share:
Basic	$ 0.32	$ 0.61
Diluted	$ 0.31	$ 0.58

Weighted average shares outstanding:
Basic	25,264	24,614
Diluted	26,219	25,694

CONDENSED CONSOLIDATED BALANCE SHEETS - Unaudited
(in thousands)

	As of
	April 3,	January 2,
ASSETS	2015	2015
Current assets:
Cash and cash equivalents	$ 67,019	$ 76,824
Accounts receivable, net	110,429	124,953
Inventories	137,989	129,242
Refundable income taxes	4,109	1,716
Deferred income taxes	6,035	6,168
Prepaid expenses and other current assets	10,733	11,780
Total current assets	336,314	350,683
Property, plant and equipment, net	151,350	144,925
Amortizing intangible assets, net	61,950	65,337
Indefinite-lived intangible assets	20,288	20,288
Goodwill	354,061	354,393
Deferred income taxes	2,704	2,626
Other assets	20,053	17,757
Total assets	$ 946,720	$ 956,009

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$ 12,500	$ 11,250
Accounts payable	43,074	46,436
Income taxes payable	428	2,003
Deferred income taxes	588	588
Accrued expenses	30,861	48,384
Total current liabilities	87,451	108,661
Long-term debt	172,500	176,250
Deferred income taxes	52,356	53,195
Other long-term liabilities	5,946	4,541
Total liabilities	318,253	342,647
Stockholders' equity:
Preferred stock	—	—
Common stock	25	25
Additional paid-in capital	376,744	366,073
Treasury stock	(2,456)	(1,307)
Retained earnings	247,456	239,448
Accumulated other comprehensive income	6,698	9,123
Total stockholders' equity	628,467	613,362
Total liabilities and stockholders' equity	$ 946,720	$ 956,009

CONTACT: Betsy Cowell
         VP Finance and Treasurer
         Greatbatch, Inc.
         214.618.4982
         ecowell@greatbatch.com